CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”), effective as of August 10, 2016 (the “Effective Date”), is made and entered into by and between VAALCO Energy, Inc., a Delaware corporation (hereafter “Company”) and Elizabeth Prochnow (hereafter “Employee”). The Company and Employee may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company desires to provide certain benefits to Employee in the event of a termination of employment following a Change in Control (defined below) subject to the terms and conditions hereafter set forth; and

WHEREAS, Employee is willing to enter into this Agreement upon the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the Parties hereby agree as follows:

Article 1. RIGHTS AND PAYMENTS UPON TERMINATION FOLLOWING A CHANGE IN CONTROL.
1.1    Rights and Payments

   Employee’s right to compensation and benefits for periods after the date on which her employment terminates with the Company and all Affiliates (the “Termination Date”) shall be determined in accordance with this Article 1, as follows:

(a)Minimum Payments.  Employee shall be entitled to the following minimum payments under this Section 1.1(a), in addition to any other payments or benefits to which she is entitled to receive under the terms of this Agreement or any employee benefit plan or program:

(i)her accrued and unpaid base salary through the Termination Date;

(ii)her accrued and unused vacation days through the Termination Date; and

(iii)reimbursement of her reasonable business expenses that were incurred but unpaid as of the Termination Date.

Such salary and accrued vacation days shall be paid to Employee within five (5) Business Days following the Termination Date in a cash lump sum less applicable withholdings.  Business expenses shall be reimbursed in accordance with the Company’s normal policy and procedures.

(b)Termination Benefits Upon a CIC Severance Payment Event.  In the event that Employee incurs a CIC Severance Payment Event, the following severance benefits shall be provided to Employee hereunder or, in the event of her death before receiving all such benefits, to her Designated Beneficiary following her death:

(i)Additional Payment.  The Company shall pay to Employee as additional compensation (the “Additional Payment”), an amount equal to seventy-five percent (75%) of Employee’s annual base salary as in effect as of the Termination Date.

The Company shall make the Additional Payment to Employee over a nine-month period in eighteen, substantially equal bi-monthly payments that begin within twenty (20) days following the Termination Date.  The payment of any Additional Payment shall be made in accordance with, and subject to, the Release requirements of Section 1.3 and the Company's standard payroll procedures.

The Company shall delay payments pursuant to Section 2.1 to the extent required to comply with the requirements of Code Section 409A.  If Employee is a “specified employee” within the meaning of Code Section 409A, then payment of the Additional Payments otherwise payable during the first nine (9) months following the Termination Date shall be deferred for six (6) months following the Termination Date (in accordance with Section 2.1) and such aggregate amount shall be paid within ten  (10) days following the expiration of such 6-month period.

In the event of Employee’s death prior to the payment of all installments of the Additional Payment as provided above, the remaining installment payments shall be aggregated and paid in a single sum payment to the Employee’s Designated Beneficiary within sixty (60) days from Employee’s date of death.

(ii)Continued Group Health Plan Coverage.  The Company and its Affiliates shall maintain continued group health plan coverage following the Termination Date under any of the Company’s group health plans that covered Employee immediately before the Termination Date which are subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as codified in Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA (“COBRA”), for Employee and her eligible spouse and other dependents (together, “Dependents”), for a period of three  (3)  months following the Termination Date and at no cost to Employee and her Dependents.

After the Termination Date, Employee, and her Dependents, if any, must first elect and maintain any COBRA continuation coverage under such plan that they are entitled to receive under the terms of such plan and COBRA.  However, Employee and her Dependents shall not be required to make any premium payments for the portion of any such COBRA coverage period that does not extend beyond the maximum three-month period referenced above.  In all other respects, Employee and her Dependents shall be treated the same as other COBRA qualified beneficiaries under the terms of such plan and the requirements of COBRA during the period while COBRA coverage remains in effect.

The continuation coverage described above shall be provided in a manner that is intended to satisfy an exception to Code Section 409A, and therefore not be treated as an arrangement providing for nonqualified deferred compensation that is subject to taxation under Code Section 409A.

(c)Nothing in this Agreement shall be construed as giving the Employee any right to be retained in the employ of the Company or any of its Affiliates or shall interfere in any way with the right of the Company to terminate the Employee’s employment at any time, with or without Cause.

1.2Limitation on Other Severance Benefits.

(a)Limitation on Other Severance Payments.  For purposes of clarity, in the event that (i) Employee voluntarily resigns or otherwise voluntarily terminates her own employment during the Term of Employment, (ii) Employee’s employment is terminated due to a No Severance Benefits Event, or (iii) Employee’s employment is terminated for any reason outside of a CIC Window Period then, in any such event under clause (i), (ii) or (iii), the Company shall have no obligation to provide the severance benefits described in subsections (i) and (ii) of Section 1.1(b), except to offer COBRA coverage (as required by COBRA) but not at the discounted rate as described in Section 1.1(b)(ii).  Employee shall still be entitled to receive the severance benefits provided under Section 1.1(a).

(b)No Duplication of Severance Benefits.  Notwithstanding Section 1.1, if Employee receives or is entitled to receive any severance benefit under any change of control policy, or any agreement with, or plan or policy of, the Company or any Affiliate, the amount payable under Section 1.1(b) to or on behalf of Employee shall be offset by such other severance benefits received by Employee, and Employee shall thus be entitled to receive the greater of such other severance benefits or the benefits provided under this Agreement, and not any duplicate benefits.  The severance payments provided under this Agreement shall also supersede and replace any duplicative severance benefits under any severance pay plan or program that the Company or any Affiliate maintains for employees generally and that otherwise may cover Employee, including the VAALCO Energy, Inc. Severance Plan, dated effective August 21, 2015.

1.3    Release Agreement.  In order to receive the Termination Benefits, Employee must first execute the Release on a form provided by the Company in substantially the same form as attached hereto as Appendix B, together with any changes thereto that the Company deems to be necessary or appropriate to comply with applicable law or regulation.  Pursuant to the Release, thereby Employee agrees to release and waive, in return for such severance benefits, any claims that she may have against the Company including, without limitation, for unlawful discrimination or retaliation (e.g., Title VII of the U.S. Civil Rights Act); provided, however, the

Release shall not release any claim by or on behalf of Employee for any payment or benefit that is due and payable under the terms of this Agreement prior to the receipt thereof.

The Company shall deliver the Release to Employee within ten (10) days after the Employment Termination Date.  The Employee must return the executed Release within the forty-five (45) day period following the date of her receipt of the Release.  If the conditions set forth in the preceding sentence are not satisfied by Employee, the Termination Benefits shall be forfeited hereunder.

If the Release delivery and non-revocation period spans two taxable years, the Termination Benefits will always be paid in the second taxable year.  The Company shall also execute the Release.  No Termination Benefits shall be payable or provided by the Company unless and until the Release has been executed by Employee, has not been revoked, and is no longer subject to revocation by Employee.

1.4    No Mitigation.  Employee shall not be required to mitigate the amount of any payment or other benefits provided under this Agreement by seeking other employment.

1.5    Term of Agreement.  Unless sooner terminated pursuant to other provisions hereof, this Agreement shall expire and terminate on March 31, 2017.

Article 2
GENERAL PROVISIONS

2.1    Matters Relating to Section 409A of the Code.  Notwithstanding any provision in this Agreement to the contrary, if the payment of any compensation or benefit provided hereunder (including, without limitation, any Termination Benefits) would be subject to additional taxes and interest under Section 409A of the Code (“Section 409A”), then the following provisions shall apply:

(a)Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Employee under this Agreement in connection with a termination of Employee’s employment that would be considered “non-qualified deferred compensation” that is subject to, and not exempt under, Section 409A, a termination of employment shall not be considered to have occurred under this Agreement unless and until such termination constitutes Employee’s Separation From Service.

(b)Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, the Termination Benefits provided to Employee pursuant to this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals).  However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A, and if Employee is determined by the Company at the time of her Separation from Service to be a “specified employee” for purposes of Section 409A, then to the extent delayed payment of the Termination Benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A, such severance payment shall not be made to Employee before the earlier of (1) the expiration of the six-month period measured from the date Employee’s Separation from Service or (2) the date of Employee’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 2.1 shall be paid in a lump sum to Employee (or to Employee’s Designated Beneficiary in the event of her death).

(c)The determination of whether Employee is a “specified employee” for purposes of Section 409A at the time of her Separation from Service shall be made by the Company in accordance with the requirements of Section 409A.

(d)Notwithstanding anything to the contrary in this Agreement or in any separate Company policy, with respect to any in-kind benefits and reimbursements provided under this Agreement during any tax year of Employee shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Employee and are not subject to liquidation or exchange for another benefit.  Reimbursement requests must be timely submitted by Employee, and if timely submitted, reimbursement payments shall be made to Employee as soon as administratively practicable following such submission in accordance with the Company’s policy regarding reimbursements, but in no event later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred.  This Section 2.1 shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Employee.

(e)This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment under this Agreement becomes subject to (1) the gross income inclusion under Section 409A or (2) the interest and additional tax under Section 409A (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of the Section 409A Penalties.  For purposes of Section 409A, each payment that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.    If any provision of this Agreement would cause Employee to incur the Section 409A Penalties, the Company may, after consulting with Employee, reform such provision to comply with Section 409A or to preclude imposition of the Section 409A Penalties, to the full extent permitted under Section 409A.

2.2    Withholdings; Right of Offset.  The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local, foreign, and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal employee deductions made with respect to Company’s employees generally, and (c) any advances made to Employee and owed to Company.

2.3    Nonalienation.  The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Employee,  her dependents or beneficiaries, or to any other Person who is or may become entitled to receive such payments hereunder.  The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any Person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such Person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

2.4    Incompetent or Minor Payees.  Should the Compensation Committee determine, in its discretion, that any Person to whom any payment is payable under this Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder, notwithstanding any other provision of this Agreement to the contrary, may be made in any one or more of the following ways:  (a) directly to such Person; (b) to the legal guardian or other duly appointed personal representative of the individual or the estate of such Person; or (c) to such adult or adults as have, in the good faith knowledge of the Compensation Committee, assumed custody and support of such Person; and any payment so made shall constitute full and complete discharge of any liability under this Agreement in respect to the amount paid.

2.5    Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), and this Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as previously defined and any successor by operation of law or otherwise, as well as any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement.  Except as provided in the preceding provisions of this Section 2.5, this Agreement, and the rights and obligations of the Parties hereunder, are personal in nature and neither this Agreement, nor any right, benefit, or obligation of either Party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the written consent of the other Party.

2.6    Notice.  Each Notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below or under that Party’s signature on this Agreement, or at such other address as the recipient has designated by Notice to the other Party.

To the Company:VAALCO Energy, Inc.

9800 Richmond Avenue, Suite 700

Houston, Texas  77042

Attention:  Legal Department

To Employee:Elizabeth Prochnow

Each Notice or communication so transmitted, delivered, or sent (a) in person, by courier or messenger service, or by certified United States mail (return receipt requested) shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal), or (b) by telecopy or facsimile shall be deemed given, received, and effective on the date of actual receipt (with the confirmation of transmission being deemed conclusive evidence of receipt, except where the intended recipient has promptly Notified the other Party that the transmission is illegible). Nevertheless, if the date of delivery or transmission is not a Business Day, or if the delivery or transmission is after 4:00 p.m. (local time at the recipient) on a Business Day, the Notice or other communication shall be deemed given, received, and effective on the next Business Day.

2.7    Mandatory Arbitration of Disputes.  Except as provided in subsection (h) of this Section 2.7, any Dispute must be resolved by binding arbitration in accordance with the following:

(a)Either Party may begin arbitration by filing a demand for arbitration in accordance with the Arbitration Rules and concurrently Notifying the other Party of that demand.  If the Parties are unable to agree upon the choice of an arbitrator within twenty (20) Business Days after the demand for arbitration was filed (and do not agree to an extension of that 20-day period), either Party may request the Houston, Texas, office of the American Arbitration Association (“AAA”) to appoint the arbitrator in accordance with the Arbitration Rules.  The arbitrator, as so appointed hereunder, is referred to herein as the “Arbitrator”.

(b)The arbitration shall be conducted in the Houston, Texas metropolitan area, at a place and time agreed upon by the Parties with the Arbitrator, or if the Parties cannot agree, as designated by the Arbitrator.  The Arbitrator may, however, call and conduct hearings and meetings at such other places as the Parties may mutually agree or as the Arbitrator may, on the motion of one Party, determine to be necessary to obtain significant testimony or evidence.

(c)The Arbitrator may authorize any and all forms of discovery upon a Party’s showing of need that the requested discovery is likely to lead to material evidence needed to resolve the Dispute and is not excessive in scope, timing, or cost.

(d)The arbitration shall be subject to the Federal Arbitration Act and conducted in accordance with the Arbitration Rules to the extent that they do not conflict with this Section 2.7.  The Parties and the Arbitrator may, however, agree to vary to provisions of this Section 2.7 or the matters otherwise governed by the Arbitration Rules.

(e)The arbitration hearing shall be held within sixty (60) days after the appointment of the Arbitrator.  The Arbitrator’s final decision or award shall be made within thirty (30) days after the hearing.  That final decision or award by the Arbitrator shall be deemed issued at the place of arbitration.  The Arbitrator’s final decision or award shall be based on this Agreement and applicable law.

(f)The Arbitrator’s final decision or award may include injunctive relief in response to any actual or impending breach of this Agreement or any other actual or impending action or omission by a Party in connection with this Agreement.

(g)The Arbitrator’s final decision or award shall be final and binding upon the Parties, and judgment upon that decision or award may be entered in any court having jurisdiction.  The Parties shall have any appeal rights afforded to them under the Federal Arbitration Act.

(h)Nothing in this Section 2.7 shall limit the right of either Party to apply to a court having jurisdiction to: (1) enforce the agreement to arbitrate in accordance with this Section 2.7; (2) seek provisional or temporary injunctive relief in response to an actual or impending breach of the Agreement or otherwise so as to avoid an irreparable damage or maintain the status quo, until a final arbitration decision or award is rendered or the Dispute is otherwise resolved; or (3) challenge or vacate any final Arbitrator’s decision or award that does not comply with this Section 2.7.  In addition, nothing in this Section 2.7 prohibits the Parties from resolving any Dispute (in whole or in part) by mutual agreement at any time, including, without limitation, through the use of personal negotiations or mediation with a third party.

(i)The Arbitrator may proceed to an award notwithstanding the failure of any Party to participate in such proceedings.  The prevailing Party in the arbitration proceeding may be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration in such amount, if any, as determined by the Arbitrator in her discretion.  The costs of the arbitration shall be borne equally by the Parties unless otherwise determined by the Arbitrator in the award.

(j)The Arbitrator shall be empowered to impose sanctions and to take such other actions as it deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law.  Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential except for the disclosure of information required by applicable law.

(k)Employee acknowledges that by agreeing to this provision, she knowingly and voluntarily waives any right she may have to a jury trial based on any claims she has,

had, or may have against the Company or an Affiliate, including any right to a jury trial under any local, municipal, state or federal law.

2.8    Severability.  It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 2.7), the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement.  This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

2.9    No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and to their respective successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any Persons who are third parties.

2.10    Waiver of Breach.  No waiver by either Party of a breach of any provision of this Agreement by the other Party, or of compliance with any condition or provision of this Agreement to be performed by the other Party, will operate or be construed as a waiver of any subsequent breach by the other Party or any similar or dissimilar provision or condition at the same or any subsequent time.  The failure of either Party to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.

2.11   Survival of Certain Provisions.  Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement or following the Employee’s Termination Date.

2.12    Entire Agreement; Amendment and Termination.  This Agreement contains the entire agreement of the Parties with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties concerning the subject matter hereof.  This Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment, waiver or termination hereto and that is executed by or on behalf of each Party.

2.13    Interpretive Matters.  In the interpretation of the Agreement, except where the context otherwise requires:

(a)Headings.  The Agreement headings are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(b)The terms “including” and “include” do not denote or imply any limitation.

(c)The conjunction “or” has the inclusive meaning “and/or”.

(d)The singular includes the plural, and vice versa, and each gender includes each of the others.

(e)The term “month” refers to a calendar month.

(f)Reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof.

(g)The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision.

(h)All amounts referenced herein are in U.S. dollars.

(i)In addition to the terms defined in the text hereof, terms with initial capital letters as used herein have the meanings assigned to them, for all purposes of this Agreement, in the Definitions Appendix hereto, unless the context reasonably requires a broader, narrower or different meaning.  The Definitions Appendix, as attached hereto, is part of this Agreement and incorporated herein.

2.14    Governing Law; Jurisdiction.  All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Texas, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Texas.  Jurisdiction and venue of any action or proceeding relating to this Agreement or any Dispute (to the extent arbitration is not required under Section 2.7) shall be exclusively in the federal and state courts of competent jurisdiction in the Houston, Texas metropolitan area.

2.15    Employee Acknowledgment.  Employee acknowledges that (a) she is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) she has read this Agreement and understands its terms and conditions, (c) she has had ample opportunity to discuss this Agreement with her legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party.  Employee represents that she is free to enter into this Agreement.

2.16    Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one Party hereto, but together signed by both Parties.

 [Signature page follows.]

IN WITNESS WHEREOF, Employee has hereunto set her hand and Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.

WITNESS:EMPLOYEE:

Signature: /s/ Eric J. ChristSignature:/s/ Elizabeth Prochnow

Name:      Eric J. Christ       Name:     Elizabeth Prochnow

Date:        August 10, 2016               Date:     August 10, 2016

ATTEST:COMPANY:

VAALCO ENERGY, INC.

By:         /s/ Eric J. Christ         By: /s/ Steven P. Guidry

Name:    Eric J. Christ Name:     Steven P. Guidry

Title:      Vice President and General Counsel Title:     Chief Executive Officer

Date:      August 10, 2016         Date:      August 10, 2016

APPENDIX A

Definitions Appendix

1.“Affiliate” has the same meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended from time to time.

2.“Anticipatory Termination” means a Separation From Service of the Employee within the time period that begins on the first day of the month that is three (3) months immediately preceding the first day of the month containing the Change in Control Date and ends on the Change in Control Date, but only if the Employee’s Separation From Service was (a) due to a termination by the Company without Cause or (b) a termination by the Employee for Good Reason.  For purposes of clarification and not limitation, a Separation From Service for Cause, or due to Employee’s death or Disability or her voluntary resignation without Good Reason, is not an Anticipatory Termination.

3.“Arbitration Rules” means the Rules for Employment Arbitrations of the American Arbitration Association, as in effect at the time of arbitration of a Dispute.

4.“Board” means the then-current Board of Directors of the Company.

5.“Business Day” means any Monday through Friday, excluding any such day on which banks are authorized to be closed in Texas.

6.“Cause” shall mean the termination by the Company of the Employee’s employment with the Company by reason of (a) the conviction of the Employee by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony; (b) the commission by the Employee of a material act of fraud upon the Company or any Subsidiary, or any customer or supplier thereof; (c) the misappropriation of any funds or property of the Company or any Subsidiary, or any customer or supplier thereof, by the Employee; (d) the willful and continued failure by the Employee to perform the material duties assigned to her that is not cured to the reasonable satisfaction of the Company within 30 days after written notice of such failure is provided to Employee by the Board or the Compensation Committee (or by an officer of the Company who has been designated by the Board or the Compensation Committee for such purpose); (e) the engagement by the Employee in any direct and material conflict of interest with the Company or any Subsidiary without compliance with the Company’s or Subsidiary’s conflict of interest policy, if any, then in effect; or (f) the engagement by the Employee, without the written approval of the Board or the Compensation Committee, in any material activity which competes with the business of the Company or any Subsidiary or which would result in a material injury to the business, reputation or goodwill of the Company or any Subsidiary.

7.“Change in Control” means the occurrence of any one or more of the following events:

(a)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent

(50%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company or any Subsidiary, (ii) any acquisition by the Company or any Subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iii) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), if, following such Merger, the conditions described in Section 8(c) (below) are satisfied;

(b)Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)The consummation of a Merger involving the Company, unless immediately following such Merger, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation resulting from such Merger (or its parent corporation) and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Merger; or

(d)The sale consummation, or other disposition of all or substantially all of the assets of the Company, unless immediately following such sale or other disposition, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition, and (ii) at least a majority of the members of the board of directors of such corporation (or its parent corporation) were members of the Incumbent Board at the time of execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

Notwithstanding the foregoing provisions of this Change in Control definition, to the extent that any payment (or acceleration of payment) under the Agreement is considered to be deferred compensation that is subject to, and not exempt under, Code Section 409A, then the term Change in Control hereunder shall be construed to have the meaning as set forth in Code Section 409A with respect to the payment (or acceleration of payment) of such deferred compensation, but only to the extent inconsistent with the foregoing provisions of this definition as determined by the Incumbent Board.

8.“Change in Control Date” means the first date upon which a Change in Control event occurs, provided that such date is during (a) the period in which Employee is employed by Company or any of its Affilaites or (b) the three-month period following the termination of Employee’s employment with the Company or its Affiliates as specified in the definition of “Anticipatory Termination”, if applicable.

9.“CIC Severance Payment Event” means either:  the Employee’s Separation From Service with the Company and all Affiliates that occurs within the CIC Window Period, other than (1) voluntarily by the Employee unless such resignation is for Good Reason, (2) due to Employee’s death or Disability, or (3) involuntarily by the Company for Cause.  Any Separation From Service of the Employee that does not occur within the CIC Window Period, or is otherwise not described in this definition shall not be considered a CIC Severance Payment Event.

10.“CIC Window Period” means (a) the time period beginning on the Change in Control Date and ending on the last day of the six  (6) consecutive month period that begins immediately following the last day of the month containing the Change in Control Date, or (b) following an Anticipatory Termination, the occurrence of a Change in Control (which Change in Control must qualify as a “change in control event” within the meaning of Section 409A) within the three-month period that is specified in the definition of “Anticipatory Termination”.

11.“Code” means the Internal Revenue Code of 1986, as amended, or its successor.  References herein to any Section of the Code shall include any successor provisions of the Code.

12. “Confidential Information” means any information or material known to, or used by or for, the Company or an Affiliate (whether or not owned or developed by the Company or an Affiliate and whether or not developed by Employee) that is not generally known by other Persons in the business.  For all purposes of the Agreement, Confidential Information includes, but is not limited to, the following: all trade secrets of the Company or an Affiliate; all non-public information that the Company or an Affiliate has marked as confidential or has otherwise described to Employee (either in writing or orally) as confidential; all non-public information concerning the Company’s or Affiliate’s products, services, prospective products or services, research, prospects, leases, surveys, seismic data, drilling data, designs, prices, costs, marketing plans, marketing techniques, studies, test data, leasehold and royalty owners, investors, suppliers and contracts; all business records and plans; all personnel files; all financial information of or concerning the Company or an Affiliate; all information relating to the Company’s operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Company or an Affiliate; all computer hardware or software manuals of the Company or an Affiliate; all Company or Affiliate training or instruction manuals; all Company or Affiliate electronic data; and all computer system passwords and user codes.

13.“Designated Beneficiary” means Employee’s surviving spouse, if any, as determined for purposes of the Code.  If there is no such surviving spouse at the time of Employee’s death, then the Designated Beneficiary shall be Employee’s estate.

14.“Disability” shall mean that Employee is entitled to receive long‑term disability (“LTD”) income benefits under the LTD plan or policy maintained by the Company or an Affiliate that covers Employee.  If, for any reason, Employee is not covered under such LTD plan or policy, then “Disability” shall mean a “permanent and total disability” as defined in Code Section 22(e)(3) and Treasury regulations thereunder.  Evidence of such Disability shall be certified by a physician acceptable to both the Company and Employee.  In the event that the Parties are not able to agree on the choice of a physician, each shall select one physician who, in turn, shall select a third physician to render such certification.  All costs relating to the determination of whether Employee has incurred a Disability shall be paid by the Company.  Employee agrees to submit to any examinations that are reasonably required by the attending physician or other healthcare service providers to determine whether she has a Disability.

15.“Dispute” means any dispute, disagreement, controversy, claim, or cause of action arising in connection with or relating to this Agreement or Employee’s employment or termination of employment hereunder, or the validity, interpretation, performance, breach, modification or termination of this Agreement.

16.“Good Reason” means, with respect to Employee, the occurrence of any one or more of the following events which first occurs while the Employee is employed by Company or any of its Affiliates, except as a result of actions taken in connection with termination of Employee’s employment for Cause or Disability, and without Employee’s specific written consent:

(a)Any reduction in the Employee’s annual base salary, other than a reduction that is remedied by the Company within thirty (30) Business Days after Notice thereof to the Company by Employee; or

(b)The Company requires Employee to be based at any office or location that is farther than forty (40) miles from Employee’s principal office location located in the Houston, Texas metropolitan area, except for required business travel; or

(c)Any failure by the Company to obtain an assumption of this Agreement by its successor in interest, or any action or inaction that constitutes a material breach by the Company of this Agreement.

Notwithstanding the foregoing definition of “Good Reason”, Employee cannot terminate her employment under the Agreement for Good Reason unless Employee (1) first provides written Notice to the Compensation Committee of the event (or events) that Employee believes constitutes a Good Reason event (above) within sixty (60) days from the first occurrence date of such event, and (2) provides the Company with at least thirty (30) Business Days to cure, correct or mitigate the Good Reason event so that it either (A) does not constitute a Good Reason event hereunder or (B) Employee specifically agrees, in writing, that after any such modification or accommodation by the Company, such event does not constitute a Good Reason event hereunder.

17.“No Severance Benefits Event” means termination of Employee’s employment for Cause.

18.“Notice” means a written communication complying with Section 2.6 (“Notify” has the correlative meaning).

19.“Person” means any individual, firm, corporation, partnership, limited liability company, trust, or other entity, including any successor (by merger or otherwise) of such entity.

20.“Release” means a separation and release agreement, in such form as is prepared and delivered by the Company to Employee.  The Release shall not release any claim by or on behalf of Employee for any payment or other benefit that is required under this Agreement prior to the receipt thereof, except as may otherwise be agreed to by Employee.

21.“Separation From Service” means Employee’s “separation from service” with the Company and its Affiliates, as such term is defined under Code Section 409A.

22.“Subsidiary” means a corporation or other entity, whether incorporated or unincorporated, of which at least a majority of the voting securities is owned, directly or indirectly, by the Company.

23.“Termination Benefits” means the benefits described in Section 1.1(b).

24.“Termination Date” means the date on which Employee’s employment terminates with the Company and all Affiliates.  Notwithstanding anything herein to the contrary, the date on which a “separation from service” under Code Section 409A is effective shall be the Termination Date with respect to any payment or benefit to or on behalf of Employee that constitutes deferred compensation that is subject to, and not exempt from or excepted under, Code Section 409A.

[End of Appendix A]

APPENDIX B

TO

CHANGE IN CONTROL AGREEMENT

RELEASE AGREEMENT

In consideration of the Termination Benefits as set forth in that certain Change in Control Agreement (the “Change in Control Agreement”) dated as of ___________, 2015, and as it may be amended thereafter, by and between VAALCO Energy, Inc. (the “Company”) and __________ (“Employee”), this Release Agreement (the “Agreement”) is made and entered into by the Company and the Employee (each a “Party” and together, the “Parties”).

By signing this Release Agreement, Employee and the Company hereby agree as follows:

1.Purpose.  The purpose of this Agreement is to voluntarily resolve any actual or potential disputes or claims that Employee has, had or may ever have, as of the date of Employee’s execution of this Agreement, against (a) the Company and all of its parents, predecessors, successors, Affiliates (as defined in the Change in Control Agreement), divisions, related companies and organizations, and its and their present and former agents, employees, managers, officers, directors, attorneys, stockholders, plan fiduciaries, assigns, agents, representatives, and all other Persons (as defined in the Change in Control Agreement) acting by, through or in concert with any of them and (b) all compensation and benefit plans and programs sponsored or maintained by the Company and the administrators, trustees, insurers, and fiduciaries of such plans and programs (hereinafter, all the persons and entities in clauses (a) and (b) being individually and collectively referred to as the “Released Parties”).  Neither the fact that this Agreement has been proposed or executed, nor the terms of this Agreement, are intended to suggest, or should be construed as suggesting, that the Released Parties have acted unlawfully or violated any federal, state or local law or regulation, or any other duty, policy or contract involving Employee.

2.Termination of Employment.  Effective as of the close of business on ______________ (the “Termination Date”), Employee’s employment with the Company and all of its Affiliates has terminated.

3.Termination Benefits.  In consideration for Employee’s execution of, and required performance under, this Agreement, the Company shall provide Employee with the Termination Benefits (as defined in the Change in Control Agreement, which definition and other terms in the Change in Control Agreement are incorporated herein by this reference).  Employee confirms and agrees that she would not otherwise have received, or been entitled to receive, the Termination Benefits if she did not enter into this Agreement.

4.Waiver of Additional Compensation or Benefits.  The Termination Benefits to be paid to Employee constitutes the entire amount of compensation and consideration due to

Employee under the Change in Control Agreement and this Agreement, and Employee acknowledges that she has no right to seek, and will not seek, any additional or different compensation or consideration for executing or performing under the Change in Control Agreement or this Agreement.

5.Non-Disparagement.    Employee hereby agrees not to disclose, communicate, or publish any disparaging or negative information, writings, electronic communications, comments, opinions, facts, or remarks, of any kind, about the Company and/or any of the other Released Parties; provided, however, that this paragraph shall have no application to any evidence or testimony required by any court or other government entity, including but not limited to, the U.S. Equal Employment Opportunity Commission (“EEOC”) or any similar federal, state or local agency, under compulsion of law. Employee acknowledges that in executing this Agreement, Employee has knowingly, voluntarily and intelligently waived any free speech or First Amendment rights under the United States Constitution or applicable state counterpart to disclose, publish or communicate any such disparaging information about the Company and/or any of the other Released Parties.

6.Employee Representations.  Employee expressly acknowledges and represents, and intends for the Company to rely upon the following in entering the Agreement:

(a)Employee has not filed any complaints, claims or actions against the Company or any of the other Released Parties with any court, agency, or commission regarding the matters encompassed by this Agreement and, by executing this Agreement, Employee hereby waives the right to recover monetary damages in any proceeding that (1) Employee may bring before the EEOC or any state or local human rights commission or (2) may be brought by the EEOC or any state or local human rights commission by or on Employee’s behalf.

(b)Employee understands that she is, by entering into this Agreement, releasing the Released Parties, including the Company, from any and all claims she has, had or may ever have against them under federal, state or local laws, which have arisen on or before the execution date of this Agreement.

(c)Employee understands that she is, by entering into this Agreement, waiving all claims that she has, had or may ever have against the Released Parties under the federal Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the execution date of this Agreement.

(d)Employee agrees that this Agreement shall be binding on her and her heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of her heirs, administrators, representatives, executors, successors and assigns.

(e)Employee has reviewed all aspects of this Agreement, and has carefully read and fully understands all of the provisions and effects of this Agreement.

(f)Employee has been, and is hereby, advised in writing to consult with an attorney of her own choice before signing this Agreement.

(g)Employee is knowingly and voluntarily entering into this Agreement, and has relied solely and completely upon her own judgment and, if applicable, the advice of her own attorney in entering into this Agreement.

(h)Employee is not relying upon any representations, promises, predictions, projections or statements made by or on behalf of the Company or any of the other Released Parties, other than those that are specifically stated in this Agreement.

(i)Employee does not waive rights or claims that may arise after the date this Agreement is signed below.

(j)This Agreement shall be, in all cases, construed as a whole according to its fair meaning, and not strictly for or against any of the Parties.

(k)Employee will receive payment of consideration under this Agreement that is beyond what Employee was entitled to receive before entering into this Agreement.

7.Release.  Employee, on behalf of herself and her heirs, executors, administrators, successors and assigns, irrevocably and unconditionally releases, waives and forever discharges the Released Parties from and against any and all claims, demands, actions, causes of action, charges, complaints, liabilities, obligations, promises, sums of money, agreements, representations, controversies, disputes, damages, suits, right, sanctions, costs (including attorneys’ fees), losses, debts and expenses of any nature whatsoever, whether known or unknown, fixed or contingent, which Employee has, had or may ever have against the Released Parties arising out of, concerning, or related to, her employment or separation from employment with the Company and its Affiliates, from the beginning of time and up to and including the date Employee executes this Agreement below.  This Agreement includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims arising under any federal, state or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation or any other form of discrimination, harassment, hostile work environment or retaliation (including, without limitation, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Americans with Disabilities Act Amendments Act of 2008, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Genetic Information and Nondiscrimination Act of 2008, the Texas Labor Code, Section 1558 of the Patient Protection and Affordable Care Act of 2010, the Consolidated Omnibus Budget Reconciliation Act of 1985, and any other federal, state or local laws of any jurisdiction); (d) claims under any other federal, state, local, municipal or common law whistleblower protection, discrimination, wrongful discharge, anti-harassment or anti-

retaliation statute or ordinance; (e) claims arising under ERISA; or (f) any other statutory or common law claims related to Employee’s employment or separation from employment with the Company and its Affiliates.  Employee further represents that, as of the date of her execution of this Agreement, she has not been the victim of any illegal or wrongful acts by any of the Released Parties, including, without limitation, discrimination, retaliation, harassment or any other wrongful act based on sex, age, race, religion, or any other legally protected characteristic.

Notwithstanding the foregoing, this Agreement specifically does not release any claim or cause of action by or on behalf of Employee (or her beneficiary) for any payment or other benefit that is required under the terms of the Change in Control Agreement prior to the receipt thereof by or on behalf of Employee.

8.Entire Agreement.  This Agreement sets forth the entire agreement between the Parties and fully supersedes and replaces any and all prior agreements or understandings, written or oral, between the Parties pertaining to the subject matter of this Agreement.

9.Severability.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the Agreement shall first be reformed to make the provision at issue enforceable and effective to the full extent permitted by law.  If such reformation is not possible, all remaining provisions of this Agreement shall otherwise remain in full force and effect and shall be construed as if such illegal, invalid or unenforceable provision has not been included herein.

10.Forty-Five Calendar Days to Consider Offer of Termination Benefits.  Employee shall have, and by signing this Agreement Employee acknowledges and represents that she has been given, a period of forty-five  (45) calendar days to consider whether to elect to sign this Agreement, and to thereby waive and release the rights and claims addressed in this Agreement.  Although Employee may sign this Agreement prior to the end of the forty-five (45) calendar day period, Employee may not sign this Agreement on or before the Termination Date.  In addition, if Employee signs this Agreement prior to the end of the forty-five (45) calendar day period, Employee shall be deemed, by doing so, to have certified and agreed that the decision to make such election prior to the expiration of the forty-five (45) calendar day period is knowing and voluntary and was not induced by the Company through:  (a) fraud, misrepresentation or a threat to withdraw or alter the offer prior to the end of the forty-five (45) calendar day period; or (b) an offer to provide different terms or benefits in exchange for signing the Agreement prior to the expiration of the forty-five (45) calendar day period.  The procedure for Employee to accept this Agreement is to return a fully executed, dated and witnessed Agreement to the Chairman or Secretary of the Company’s Board of Directors prior to the deadline.

11.Seven Day Revocation Period.  Employee understands and acknowledges that she may revoke this Agreement at any time within seven (7) calendar days after she signs this Agreement.  To revoke this Agreement, Employee must deliver written notification of such revocation to the attention of the Chairman or the Secretary of the Company’s Board of Directors, within seven (7) calendar days after the date that she signs this Agreement.  Employee further understands that if she does not revoke this Agreement within seven (7)

calendar days following her execution of the Agreement (excluding the date of execution), the Agreement will become effective, binding and enforceable on both Parties.

12.Agreement not to Sue.  Except as required by law that cannot be waived, Employee agrees that she will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other Person (as defined in the Employee Change in Control Agreement) to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or claim before any court, agency or tribunal against the Company or any Affiliate arising from, concerned with, or otherwise relating to, in whole or in part, Employee’s employment or separation from employment with the Company, or any of the matters discharged and released in this Agreement.  Notwithstanding the preceding sentence or any other provision of this Agreement or the Change in Control Agreement, this release and the Change in Control Agreement are not intended to interfere with Employee’s right to file a charge with the EEOC or a state or local human rights commission in connection with any claim that Employee believes she may have against the Company or its Affiliates, or to cooperate or provide truthful testimony to the EEOC or a state or local human rights commission with respect to any investigation.  However, by executing this Agreement, Employee hereby waives the right to recover monetary damages in any proceeding she may bring before the EEOC or any state or local human rights commission or in any proceeding brought by the EEOC or any state or local human rights commission (or any other agency) on Employee’s behalf.

13.Confidentiality of Agreement.    Employee agrees to keep this Agreement and its terms confidential.  Employee agrees and understands that she is prohibited from disclosing any terms of this Agreement to anyone, except that she may disclose the terms of this Agreement to her attorney, her spouse, her financial advisor or as otherwise required by compulsion of law.

14.Agreement to Return Company Property/Documents.    Employee acknowledges that her employment with the Company and its Affiliates has terminated effective as of the Termination Date.  Accordingly, Employee agrees that, in accordance with the Company’s policy:  (i) Employee will not take with her, copy, alter, destroy or delete any files, documents or other materials whether or not embodying or recording any Confidential Information (as defined in the Change in Control Agreement), including copies, without obtaining in advance the written consent of an authorized Company representative; and (ii) Employee will promptly return to the Company all Confidential Information, documents, files, records and tapes (written or electronically stored) that are in Employee’s possession or under her control, and Employee shall not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of such materials.  Employee further agrees that she will return to the Company immediately all Company property, including, without limitation, any Company-provided keys, equipment, computer and computer equipment, devices, any other Company cellular phones, Company credit cards, business cards, data, lists, information, correspondence, notes, memorandums, reports or other writings prepared by the Company or Employee on behalf of the Company or an Affiliate.

15.Waiver.  A Party’s waiver of any breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any later breach of the same or other provision by such Party.

16.Miscellaneous.  The Parties understand and agree that if a violation of any term of this Agreement is asserted, the Party who asserts such violation shall have the right to seek specific performance of that term and/or any other necessary and proper relief as permitted by law or equity, including but not limited to, damages awarded by any court of competent jurisdiction, and the prevailing Party shall be entitled to recover its reasonable costs and attorneys’ fees.

Nothing in this Agreement will be construed to prevent Employee from challenging the validity of this Agreement under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act.  Employee further understands and agrees that if she, or someone acting on her behalf, files, or causes to be filed, any such claim, charge, complaint or action against the Company, an Affiliate or any other Released Party, Employee hereby expressly fully waives and relinquishes any right to recover any damages or other relief, whatsoever, from the Company, its Affiliates and/or other Persons, including costs and attorneys’ fees.

17.Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective heirs, executors, beneficiaries, personal representatives, successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any third parties.

18.Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement

19.Choice of Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas without regard to principles of conflict of laws.  Jurisdiction and venue of any action or proceeding relating to this Agreement, or any dispute hereunder, shall be exclusively in a federal or state court of competent jurisdiction in the Houston, Texas, metropolitan area, and the Parties hereby waive any objection to such jurisdiction or venue including, without limitation, to the effect that it is inconvenient.

20.Counterparts.  The Parties agree that this Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

[Signature page follows.]

Please review this document carefully as it includes a release of claims.

IN WITNESS WHEREOF, Employee has executed and entered into this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the date this Agreement is executed by Employee as set forth beneath her signature below.

This document was presented to Employee on _____________, 20___.

COMPANY:

By:

Name:

Title:

Dated this ____ day of _________ 20

EXECUTIVE:WITNESS:

Signature: Witness signature

Name: Name:

Dated this ___ day of ___________ 20Dated this ___ day of ___________ 20

Address for Employee: